UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2009

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO	80903
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2009, Mr. D.L. Lobb Jr. notified the board of directors of Westmoreland Coal Company (the “Company”) of his resignation as President, Chief Executive Officer and a director of the Company effective as of January 27, 2009.  There was no disagreement or dispute between Mr. Lobb and the Company that led to his resignation.

On January 26, 2009, the Company elected Keith E. Alessi as its Chief Executive Officer and President effective as of January 27, 2009. Mr. Alessi, 54, currently serves as a director and Chairman of the Board of the Company’s board of directors. From May to August 2007, Mr. Alessi served as the Company’s interim Chief Executive Officer and President and served as its Chief Executive Officer and President from August 2007 to April 2008. Mr. Alessi was also Chief Executive Officer of Lifestyle Improvement Centers, LLC from April 2003 to May 2006. From 1999 to 2007, Mr. Alessi was an adjunct professor of law at The Washington and Lee University School of Law and, since 2001, has been an adjunct lecturer of business at the Ross School of Business at the University of Michigan. Mr. Alessi currently serves on the board of directors and as chairman of the audit committee of H&E Equipment Services, Inc. and is a member of the board of directors and the audit committees of Town Sports International Holdings, Inc. and MWI Veterinary Supply, Inc.

In connection with his appointment, the Company has agreed to provide Mr. Alessi with the following compensation:

•	Annual salary paid at a rate of $600,000 per year; and

•	Bonus opportunity under the Company’s annual incentive plan of up to 70% of annual salary, with the bonus to be determined by the board of directors or the compensation and benefits committee in its discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date:   January 27, 2009

By: /s/ Morris W. Kegley
Morris W. Kegley, General Counsel

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